As filed with the Securities and Exchange Commission on June 30, 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VECTREN CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	35-2086905
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Vectren Square
Evansville, Indiana 47708
(Address of Principal Executive Offices) (Zip Code)

VECTREN CORPORATION AT RISK COMPENSATION PLAN, AS AMENDED AND RESTATED
(Full title of plan)

Ronald E. Christian
Executive Vice President, Chief Legal and External Affairs Officer
and Secretary
Vectren Corporation
One Vectren Square
Evansville, Indiana 47708
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  812-491-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, without par value per share	1,300,000 (2)	$27.38	$35,594,000	$4,132.47

(1)
Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices per share of Common Stock of Vectren Corporation as reported on the New York Stock Exchange on June 24, 2011.

(2)	Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a).

STATEMENT UNDER GENERAL INSTRUCTION E
REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (the “Registration Statement”) in being filed by Vectren Corporation (the “Company”) pursuant to General Instruction E to Form S-8 under the Securities Act of 1933 to register 1,300,000 additional shares of the Registrant’s Common Stock under the Vectren Corporation At Risk Compensation Plan, as amended and restated effective as of May 1, 2011 (the “Plan”). This Registration Statement incorporates by reference the contents of the Company’s Registration Statement on Form S-8 filed on May 18, 2001 (File No. 333-61252), and the Company’s Registration Statement on Form S-8 filed on June 29, 2006 (File No. 333-135429) which also registered shares under the Vectren Corporation At Risk Compensation Plan.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Vectren Corporation (the “Company”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a)	(i)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(b)	(i)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

(iii)
The Current Reports on Form 8-K filed by the Company on February 4, 2011, March 7, 2011, April 1, 2011 and May 13, 2011, and filed jointly by the Company and its wholly owned subsidiary, Vectren Utility Holdings, Inc., on March 11, 2011, March 22, 2011, April 8, 2011, April 28, 2011 and May 17, 2011.

(c)		The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on November 16, 1999.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Company’s Articles and By-Laws provide that the Company will indemnify any individual who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him or her in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he or she is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his or her status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he or she is adjudged to have breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness. The Company may pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the director’s or officer’s good faith belief that such director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the director or officer to repay the amount paid by the Company if it is ultimately determined that the director or officer is not entitled to indemnification by the Company.

The Company’s Articles and By-Laws provide that the indemnification rights described above are in addition any other indemnification rights a person may have under Chapter 37, Section 23-1-37 et seq., of the Indiana Business Corporation Law (“IBCL”). The Company expects that employment agreements with its executive officers will require the Company to indemnify the executive officers in accordance with its indemnification policies for its senior executives, subject to applicable law.

Chapter 37 of the IBCL provides for “mandatory indemnification,” unless limited by the articles, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 23-1-37-10 of the IBCL states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director’s good faith belief that the director acted in good faith and reasonably believed the actions were in the best interest of the corporation if the proceeding is a civil proceeding. If the proceeding is criminal, the director must furnish a written affirmation that the director had reasonable cause to believe he or she was acting lawfully or the director or officer had no reason to believe the action was unlawful. The director will repay the advance if it is ultimately determined that such director did not meet the standard of conduct required by the IBCL and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the IBCL.

The IBCL permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.

The Company maintains directors’ and officers’ liability insurance with an annual aggregate limit of $105,000,000 for the current policy period, subject to a $500,000 deductible at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer. The Company also maintains excess coverage with an aggregate annual limit of $10,000,000. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or the Company’s governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Articles of the Company
4.2	Code of By-Laws of the Company as amended and restated through May 11, 2011
4.3	Vectren Corporation At Risk Plan, as amended and restated effective May 1, 2011
5	Opinion of Barnes & Thornburg LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Barnes & Thornburg LLP
24	Power of Attorney

Item 9.   Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934)

that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on June 30, 2011.

VECTREN CORPORATION

By:	/s/ Ronald E. Christian
Ronald E. Christian, Executive Vice President, Chief Legal and External Affairs Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(1) Principal Executive Officer

/s/ Carl L. Chapman
Carl L. Chapman	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 30, 2011

(2) Principal Financial Officer

/s/ Jerome A. Benkert, Jr.
Jerome A. Benkert, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 30, 2011

(3) Principal Accounting Officer

/s/ M. Susan Hardwick
M. Susan Hardwick	Vice President, Controller and Assistant Treasurer (Principal Accounting Officer)	June 30, 2011

(4) A Majority of the Board of Directors

/s/ Carl L. Chapman	Director	June 30, 2011
Carl L. Chapman

/s/ James H. DeGraffenreidt, Jr.	Director	June 30, 2011
James H. DeGraffenreidt, Jr.

/s/ Niel C. Ellerbrook	Director	June 30, 2011
Niel C. Ellerbrook

/s/ John D. Engelbrecht	Director	June 30, 2011
John D. Engelbrecht

/s/ Anton H. George	Director	June 30, 2011
Anton H. George

/s/ Martin C. Jischke	Director	June 30, 2011
Martin C. Jischke

/s/ Robert G. Jones	Director	June 30, 2011
Robert G. Jones

/s/ William G. Mays	Director	June 30, 2011
William G. Mays

/s/ J. Timothy McGinley	Director	June 30, 2011
J. Timothy McGinley

/s/ R. Daniel Sadlier	Director	June 30, 2011
R. Daniel Sadlier

/s/ Michael L. Smith	Director	June 30, 2011
Michael L. Smith

/s/ Jean L. Wojtowicz	Director	June 30, 2011
Jean L. Wojtowicz

EXHIBIT INDEX

Exhibit Number	Description	Location

4.1	Amended and Restated Articles of the Company	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 14, 2000.
4.2	Code of By-Laws of the Company as amended and restated through May 11, 2011	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 13, 2011.
4.3	Vectren Corporation At Risk Plan, as amended and restated effective May 1, 2011	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 17, 2011
5	Opinion of Barnes & Thornburg LLP	Attached
23.1	Consent of Deloitte & Touche LLP	Attached
23.2	Consent of Barnes & Thornburg LLP	Included in Exhibit 5
24	Power of Attorney	Attached